CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated October 23, 2008, accompanying the financial statements of Pennsylvania Insured Municipals Income Trust, Series 314 (included in Van Kampen Unit Trusts, Municipal Series 650) as of June 30, 2008, and for the period from July 12, 2007 (date of deposit) through June 30, 2008 then ended and the financial highlights for the period from July 12, 2007 (date of deposit) through June 30, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-142030) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
October 23, 2008